Exhibit 10.2
PARTICIPATION AGREEMENT
Dear [Executive],
Re:        Executive Participation Agreement
    Columbia Banking System, Inc. Executive Change in Control and Severance Plan
Columbia Banking System, Inc. has established the Columbia Banking System, Inc. Executive Change in Control and Severance Plan. The Plan provides payments and benefits to certain eligible executives in the event of a Qualifying Termination. You are eligible to participate in the Plan.
By the signatures below of you and the representative of the Company and the Bank, the Company and the Bank, and you acknowledge that the Company, through the Compensation Committee of the Board of Directors, has designated you as eligible to participate in the Plan, and you hereby acknowledge and accept such participation, subject to the terms and conditions of the Plan, and you agree to the terms of this Participation Agreement (this “Agreement”) and the Plan, which is attached hereto and made a part hereof.
    Name of Executive:     [___________________]
    Date of Eligibility and Participation:     [_________________, ____] (the “Agreement Date”)
Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
In consideration of the mutual covenants contained herein, the parties hereby agree as follows:
1.    Annual Incentive. Upon consummation of a Change in Control after the Agreement Date, regardless of whether the Executive has incurred a Separation from Service in that Plan Year, the Company or the Bank will pay the Executive any Annual Incentive that the Executive had earned in the Plan Year prior to the Plan Year in which the Change in Control occurred, but which was unpaid as of the consummation of the Change in Control.
2.    Executive Change in Control and Severance Benefits. Subject to the conditions and limitations of the Plan and this Agreement, if the Executive experiences a Qualifying Termination after the Agreement Date, in addition to any Accrued Benefits and Other Benefits which shall be settled within 30 days after the date of the Separation from Service, the Company or the Bank shall pay or provide to the Executive, subject to the Executive’s execution of the Release in accordance with the Plan, either the payments and benefits set forth in Section 2(a) or in Section 2(b) below (constituting the Severance Benefits under the Plan):
    (a)    Qualifying Termination unrelated to a Change in Control. Subject to Section 2(b) below, upon a Qualifying Termination after the Agreement Date the Company or the Bank shall pay to Executive cash severance in an amount equal to one times the Executive’s Base Salary in equal installments over twelve months in accordance with the Bank’s normal payroll practices, but no less frequently than monthly. Payment under this Section 2(a) will commence no later than the second regular payroll date after ten business days following execution (and non-revocation) of the Release; provided that the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the date of Separation from Service and ending on the first payment date if no delay had been imposed.

    (b)    Qualifying Termination prior to or following a Change in Control. Notwithstanding Section 2(a) above, upon a Qualifying Termination after the Agreement Date and during the six-month period prior to, or the twenty-four-month period following, a Change in Control:
        (i)     the Company or the Bank shall pay to the Executive cash severance in an amount equal to two times the sum of the Executive’s Base Salary and Annual Incentive in equal installments over twenty-four months in accordance with the Bank’s normal payroll practices, but no less frequently than monthly. Payment under this Section 2(b)(i) will commence no later than the second regular payroll date after ten business days following execution (and non-revocation) of the Release; provided that the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Separation from Service and ending on the first payment date if no delay had been imposed;
        (ii)    the Company or the Bank shall pay to the Executive in a lump sum in cash a pro rata portion of the Executive’s Annual Incentive (with pro ration determined based on the number of whole or partial months in the fiscal year in which the Executive is employed with the Company). Payment under this Section 2(b)(ii) will be made no later than March 15 of the year following the fiscal year to which the Annual Incentive relates;
        (iii)    the Company or the Bank shall pay or promptly reimburse the Executive for the full amount of COBRA premiums incurred by the Executive for coverage under the Bank’s group health plans for the Executive and his or her eligible dependents during the period commencing on the date of Separation from Service and ending on the 18-month anniversary thereof, provided such reimbursement shall immediately cease in the event the Executive becomes eligible to participate in the health insurance plan of a subsequent employer; and
        (iv)    notwithstanding anything to the contrary in any equity-based compensation plan or award agreement, each of Executive’s equity awards that are outstanding at the time of the Executive’s Separation from Service, whether subject to time-based or performance-based vesting, shall vest; provided, that, for an award subject to performance-based vesting, the amount of the award that vests following an Executive’s Separation from Service shall be determined based on actual performance achieved by the Executive or Company during the relevant performance period, as the case may be, and such performance-based awards shall be settled upon the vesting dates set forth in the relevant plan or award agreement.
(c)    Executive shall be entitled, upon a Qualifying Termination and in accordance with the terms of the Plan, to receive the Severance Benefits under either Section 2(a) or 2(b), and Executive shall not be entitled to any severance payments under any Company or Bank wide severance plan, policy or program.

3.    Protective and Restrictive Covenants. In consideration for the Executive’s eligibility for Severance Benefits under the Plan, the Executive agrees to the following provisions. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company. Executive understands and acknowledges that the services Executive provides to the Company are unique, special, or extraordinary. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.
    (a)    Noncompetition. During the Executive’s employment and for a period of [______] after Separation from Service, Executive agrees not, directly or indirectly, become interested in, as a “founder,” organizer, principal shareholder, director, or officer, any financial institution, now existing or organized hereafter, that competes or may compete with the Company or the Bank or any of their respective affiliates (for purposes of this Section 3, collectively, the “Company”), including any successor, within any county in which the Company or the Bank does business; provided that the Executive shall not be deemed a “principal shareholder” unless (i) the Executive’s investment in such an institution exceeds 2% of the institution’s outstanding voting securities or (ii) the Executive is active in the organization, management or affairs of such institution. The provisions restricting competition by the Executive may be waived by action of the Board.
    (b)    Non-interference. During the Executive’s employment and for a period of two years after Separation from Service, Executive shall not (a) solicit or attempt to solicit any other employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or in any way interfere with the relationship between the Company or its affiliates and any other employee of the Company or its affiliates, (b) solicit or attempt to solicit any customer of the Company or its affiliates to cease doing business with the Company or its affiliates or to otherwise divert such customer’s business from the Company or its affiliates, or (c) solicit or attempt to solicit any supplier, licensee, or other business relations of the Company or its affiliates to cease doing business with the Company or its affiliates.
    (c)    Violation. In addition to other remedies, if the Executive violates the covenants set forth in this Section 3, the Company shall be entitled to recover, and the Executive shall be obligated to repay, all Severance Benefits paid or provide to the Executive under the Plan and this Agreement. Executive agrees that the Company would not have entered into this Agreement but for the agreements and covenants contained in this Section 3 and Section 4 of the Plan (the “Restrictive Covenants”), and the Restrictive Covenants are essential to protect the goodwill and the business of the Company. Executive acknowledges and agrees that the Restrictive Covenants and reasonable and relate to special, unique, and extraordinary matters and that a violation of any of the terms of the Restrictive Covenants will cause irreparable injury to the Company, for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the Restrictive Covenants. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If the Company institutes an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available, and Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

4.    Acknowledgement. Executive acknowledges and agrees that Executive has fully read, understands, and voluntarily enters into this Agreement. Executive acknowledges and agrees that Executive has had an opportunity to consult with a personal tax, financial planning advisor, or attorney about the tax, financial, and legal consequences of participation in the Plan before signing this Agreement.
5.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to the Company’s Chief Human Resources Officer by [DATE].
EXECUTIVE:

COMPANY:
UMPQUA BANK:

By:
    Andrew Ognall
    Executive Vice President/CHRO